Promissory Note

$U.S. 300,000.00 Due: December 31, 2017

FOR VALUE RECEIVED, the undersigned, MK Automotive (the "Borrower"), hereby acknowledges itself indebted to Robbie Handal (the "Lender") and promises to pay to or to the order of the Lender at Las Vegas Nevada or as otherwise directed in writing by the Lender, the principal sum of **$300,000** with interest thereon at the rate of 10% per annum, calculated and payable monthly, not in advance, both before and after demand, maturity, default and judgement until paid.

The principal sum and interest thereon shall be due and payable as follows:

1. Interest shall be paid monthly on the last business day of each month; and

2. The entire principal sum and all interest accrued thereon shall be paid on December 31st, 2017. Partial principal payments will be made from time to time as profits generated permit. On or about January 10th of each year a principal payment will be made if profits prior year permit. Monthly interest will recalculate after any principal payment to reflect the new amount outstanding.

In the event of default in payment of any amount of principal or interest under this promissory note, the entire remaining principal sum and all interest accrued shall, at the option of the Lender, become immediately due and payable without notice or demand.

The Lender may assign all of its right, title and interest in, to and under this promissory note. All payments required to be made hereunder shall be made by the Borrower without any right of set-off or counterclaim.

DATED: April 1st 2008

Witness

ROBBIE HANDAL

mike murphy
MK AUTOMOTIVE.